Exhibit 99.31

                             EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT , made March 1, 2004, by and between COMMAND SECURITY CORPORATION, a New York corporation (the "Company"), and GORDON ROBINETT, a resident of Fort Mojave, Arizona ("Robinett").

                               WITNESSETH THAT:

         In consideration of the mutual covenants hereinafter contained, the parties hereto agree as follows:

         1.  Employment Term.

                  1.1 The Company hereby agrees to employ Robinett, and Robinett hereby agrees to serve the Company, as hereinafter set forth, for the period commencing on April 5, 2004 and terminating on the six month anniversary of such date (such period being herein referred to as the "Term").

         2.  Duties and Obligations.

                  Robinett shall serve the Company during the Term (as such term may be extended) as Chief Financial Officer of the Company and shall have such duties and obligations as are set forth in the current By-Laws of the Company and as are customarily performed by persons employed in such capacity.

         3.  Compensation.

                  In consideration of the services rendered by Robinett to the Company under this Agreement during the Term, the Company shall pay Robinett during the Term an annual salary pro rata in an amount equal to One Hundred and Twenty-Five Thousand ($125,000) Dollars, payable in Twenty-Four
(24) equal bi-monthly installments, each on the fifteenth (15th) and the last day of each month, during the Term. Robinett shall be awarded a salary increase of six percent (6%) of his annual salary at the beginning of both his second and third years of employment.

         4.  Benefits.

                  During the Term, Robinett, to the extent he is eligible (like any other eligible employee of the Company), shall have the right to participate in any and all group life, hospital, medical and disability insurance plans, and in any retirement, pension or death benefit plans (hereinafter such plans are collectively referred to as the "Company Benefit Plans"), now or hereafter maintained by the Company during the Term and generally offered by the Company to its nonunion employees. Also, during the Term, Robinett shall have the use of a new 4WD Ford "Escape" model vehicle with repair, maintenance and insurance costs paid by the Company and shall have the option to purchase said vehicle at the end of the Term for One Thousand ($1,000.00) Dollars.


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         5.  Vacation.

                  Robinett shall be entitled to a period of paid vacation consisting of four (4) weeks during each full fiscal year included in the Term, prorated for any partial fiscal year. Any unused days shall be accumulated and paid at the end of Term.

         6.  Expenses.

                  The Company shall, during the Term, pay for or reimburse Robinett for the reasonable expenses incurred by him which are directly related to his promoting the Company's business, including expenses for entertainment, travel and similar items, upon presentation by Robinett of an itemized account of such expenditures. The Company shall reimburse Robinett for his reasonable New York hotel expenses one week prior to and during his first month of employment as a relocation expense and pay a housing allowance of $750 per month for the term.

         7.  Covenant Not To Compete.

                  7.1 Robinett hereby agrees that, during the Term of this Agreement (as such Term may be extended), He will devote his full business time and efforts to the business and affairs of the Company and do the utmost to promote its interests. Robinett further agrees that, during the Term of this Agreement (as such Term may be extended), he shall not engage, directly or indirectly, and whether or not for compensation, individually or as an officer, director (except of Comforce Corporation), employee, partner or co-venturer or other proprietor, in any business or enterprise, except as the Company, in its best interest, shall agree. Nothing contained in this Section7.1 should be construed to prohibit Robinett from (a) making or maintaining personal investments which do not require more than his minimal personal services and (b) rendering to reasonably limited extent personal services to civic or charitable organizations.

                  7.2 Robinett hereby agrees that, during the Term and during a period of two years after the termination or expiration of the Term (as such Term may be extended), he will not, directly or indirectly solicit , or cause the soliciting of, the services or the employment of any employee of the Company, its subsidiaries or affiliates or employ, or cause the employment of, any such employee.

         8.  Non-Disclosure.

                  Without authorization by the Board of Directors of the Company, Robinett will not, at any time, publish or disclose any confidential information or trade secrets relating to the business of the Company known by Robinett as a consequence of or through his employment under this Agreement. All business records, papers and documents kept or made by Robinett and relating to the business of the Company or any of its subsidiaries or affiliates through his employment under this Agreement shall be and remain the property of the Company and shall be surrendered to the Company upon the termination of Robinett's employment under this Agreement. Upon such termination, Robinett shall not take with him, publish, or disclose, without authorization by the Board of Directors of the Company, any business record, paper or document or any correspondence, cost data, customer list, estimate or market survey containing information or trade secrets relating to the Company.


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         9.  Arbitration.

                  Any controversy or claim arising out of or relating to this Agreement, or to performance hereunder, or to the breach hereof, shall be settled by arbitration in the State of New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. Command shall bear all costs and expenses charged by the AAA and the Arbitrator(s) for conducting such arbitration proceedings. Command shall pay all counsel fees and expenses.

         10.  Termination.

                  If the employment of Robinett is terminated for any reason other than death, end of Term, or for "cause" ("cause" to be determined solely by a violation of Sections 7 or 8), sixty percent (60%) of the remaining salary due Robinett to the end of Term shall be paid to Robinett, quarterly, to the end of Term.

         11.  Death.

                  If Robinett shall die at any time during the Term, fifty percent (50%) of the remaining salary due Robinett to the end of Term shall be paid to his widow, Vilma Robinett, quarterly, over the remainder of the Term.

         12.  Notices.

                  12.1 All notices and consents required or desired to be given pursuant hereto shall be in writing and shall be deemed properly given if delivered to the addressee, in person, or if mailed, by registered or certified mail, return receipt requested, to the following addresses:

                  (a) If to the Company, then at its
                      headquarters at Route 55, Lexington
                      Park, Lagrangeville, New York 12540.

                  (b) If to Robinett, then at an address to be later
                      determined.

                  12.2 Any address specified above may be changed by notice given, as herein provided, by the party hereto whose address is being changed to the other party hereto.

                  12.3 If any such notice or consent is delivered in person, the date of delivery shall be deemed the date of such notice or consent; and if any notice or consent is mailed, the date of mailing shall be deemed the date of such notice or consent.


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         13.  Amendment; Breach and Waiver.

                  This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by both parties hereto and approved by the Board of Directors of the Company. The failure of either party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or any other provision, or of the right of such party thereafter to enforce each and every such provision or other provision in the event of a subsequent breach.

         14.  Agreement Binding Upon Successors.

                  This Agreement shall inure to the benefit of, and shall be binding upon the Company, its successors and assigns, and upon Robinett, his heirs, executors, administrators and legal representatives, provided that the obligations of Robinett hereunder may not be delegated.

         15.  Construction.

                  This Agreement shall be governed by, and construed in accordance with, the local laws of the State of New York.

                  IN WITNESS WHEREOF, The parties hereto have executed this Agreement as of the date first above written.


                                   /s/ Gordon Robinett
                                   ---------------------------------
                                       Gordon Robinett


                                   COMMAND SECURITY CORPORATION

                                   By: /s/ William C. Vassell
                                       -----------------------------
                                       William C. Vassell, President